UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BMC Software, Inc.

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May 16, 2012

Elliott Management Corp.

40 West 57th Street

New York, New York 10019

Attn: Jesse A. Cohn, Portfolio Manager

Dear Mr. Cohn:

We received your letters dated May 15, 2012 and May 16, 2012, and we have provided timely updates of our interactions to the Board of Directors of BMC Software, Inc. (“BMC”). After carefully considering your proposals, the Board of Directors has determined that forming a special committee and pursuing a sale at this time is not in the best interests of our stockholders. As we have stated publicly, the Board of Directors is always open to any alternative that fully reflects the value and prospects of the Company.

Consistent with our established policies and procedures for considering director candidates recommended by stockholders, the Corporate Governance & Nominating Committee has reviewed and considered Elliott’s five director nominees and unanimously determined not to recommend your nominees for election to the BMC Board of Directors.

BMC is executing on its strategic plan and is well positioned to capture the growing demand for IT management software created by the explosion of complexity in the enterprise IT environment. We have a comprehensive portfolio of heterogeneous and seamlessly integrated IT management solutions to meet the needs of the most demanding enterprise IT customers. During fiscal 2012, we took a number of important steps to strengthen our competitive position. We executed on a material expansion of our sales force capacity, expanded our global alliances program and made significant investments in our products and technology.

Our innovative integrated business service management (“BSM”) platform helps organizations dramatically reduce their IT operating costs while improving their agility and quality of service. We believe that successfully delivering on this strategy will drive customer value, enhanced results and total stockholder returns. Customer demand for integrated management platforms is growing, as the pressure for IT to deliver improved performance increases. BMC is well positioned to capture this growth by delivering an IT platform that manages services spanning physical, virtual and hybrid environments.

In addition to our strong product offering, in fiscal 2012, BMC delivered record results for revenue, non-GAAP operating income, non-GAAP diluted earnings per share and cash flow from operations, including the following:

•	Revenue increased by five percent;

•	Non-GAAP operating income increased by six percent;

•	Non-GAAP diluted earnings per share increased by nine percent; and

•	Cash flow from operations increased by five percent.

BMC also achieved the following in fiscal 2012:

•	A 10 percent increase in cash flow from operations per share year-over-year and an eight percent increase in free cash flow per share year-over-year;

•	Return on equity of 28 percent and return on invested capital of 18 percent; and

•	A return to stockholders via share repurchases of $781 million in capital, which was 122 percent of our free cash flow.

BMC ended fiscal year 2012 on a positive note with renewed momentum in several key areas.

•

We aggressively grew our cloud and software as a service (“SaaS”) businesses with a large number of new wins. Total cloud bookings for fiscal 2012 were approximately $100 million and cloud-related license bookings were up 70 percent compared to fiscal 2011. SaaS bookings were up nearly 250 percent in fiscal 2012, with over 200 customers added in fiscal 2012. These businesses continue to generate strong growth, and we are pleased to say that a wide range of companies use our cloud and SaaS solutions.

•

Our ESM business is generating solid sequential growth, including growth of 21 percent in license bookings during the fourth quarter. Multi-disciplined ESM wins over $1 million in license bookings were up over 10 percent in fiscal 2012 compared to the previous year, and up over 40 percent in the past two years.

•

Our MSM business remains a solid performer with fiscal 2012 bookings up six percent year-over-year, including nearly 550 new product placements to new and existing customers. In the fourth quarter, we grew the run rate of bookings in our top 15 MSM transactions overall, largely due to success in selling more new products into those relationships.

•

Our Global Services business is gaining size and scale. Services revenue grew 10 percent for the fourth quarter and 21 percent for the full fiscal year. Demand for private and hybrid cloud solutions, as well as overall BSM transformational programs, remains high and is positively impacting the number and scope of our services engagements. We signed several large long-term services engagements with key customers, which positions us well entering fiscal 2013.

Our recent acquisition of Numara is performing above expectations and our integration efforts are progressing according to plan. The acquisition brought BMC substantial strategic capabilities including tripling our installed base of active help desk, ITSM and IT asset management customers, as well as adding sales and channel capabilities required to serve the medium-sized enterprise market.

In addition to the strong financial results that BMC achieved in fiscal 2012, we also substantially strengthened our position in the marketplace through a significant expansion of our sales force capacity. Over the course of the fiscal year, we grew our ESM sales force capacity by 25 percent including the impact from Numara. To achieve this strong growth and to maximize new opportunities, we focused our growth equally across various geographies and sales territories and placed heavy emphasis on sales opportunities around SaaS and cloud solutions – areas with exciting growth potential.

We ended fiscal 2012 on a positive note and are confident in our prospects as we begin fiscal 2013. We are focused on our unique and differentiated strategy to build value for customers by providing the most comprehensive portfolio of heterogeneous, integrated IT management solutions to enterprises of all sizes around the world. For fiscal 2013, we expect non-GAAP diluted earnings per share in the range of $3.49 to $3.59 per share. At the midpoint, this would represent a nine percent increase over fiscal 2012.

While we appreciate that you have done research on BMC over the past six months, BMC has a strong track record of creating value for stockholders over the long-term. For the five-year period ending fiscal 2012, BMC has grown non-GAAP diluted earnings per share by 120 percent. Over the five years ending on May 11, 2012, BMC has outperformed the S&P 500 by 37 percent and the NASDAQ by 12 percent. As further evidence of our positive momentum, BMC has outperformed both the NASDAQ and S&P 500 indices over the past three months.

We remain focused on extending our success in fiscal year 2013 as we continue to invest in high growth opportunities such as cloud and SaaS and to deliver our industry leading BSM solution to solve our customers’ most complicated IT management problems.

As always, we remain committed to creating value for all of our stockholders.

Sincerely on Behalf of the Board of Directors,

/s/ Robert E. Beauchamp	/s/ Jon Barfield
Robert E. Beauchamp	Jon Barfield
Chairman of the Board and Chief Executive Officer	Lead Director

FORWARD LOOKING STATEMENTS

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (SEC), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Information contained on our website is not part of this communication.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this communication, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

CERTAIN INFORMATION REGARDING PARTICIPANTS

BMC Software, Inc. (“BMC”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from BMC shareholders in connection with the matters to be considered at BMC’s 2012 Annual Meeting. BMC intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from BMC shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with BMC’s 2012 Annual Meeting. Additional information can also be found in BMC’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 10, 2012. To the extent holdings of BMC securities have changed since the amounts printed in the proxy statement for the 2011 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by BMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investors section of our corporate website at http:// investors.bmc.com.

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